EXHIBIT 3.1

                              AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                     REPUBLIC BANKING CORPORATION OF FLORIDA

         The original Articles of Incorporation were filed with the Secretary of State on October 12, 1970.

                                    ARTICLE I

                                      NAME

         The name of the corporation is REPUBLIC BANKING CORPORATION OF FLORIDA (hereinafter called the "Corporation").

                                   ARTICLE II

                                     PURPOSE

         The purposes of the Corporation shall be to engage in any activities or business permitted under the laws of the United States of America and the State of Florida.

                                   ARTICLE III

                                PRINCIPAL OFFICE

         The address of the principal office and the mailing address of the Corporation is 2800 Ponce de Leon Boulevard, Coral Gables, Florida 33134.

                                   ARTICLE IV

                                  CAPITAL STOCK

         The maximum number of shares of all classes of capital stock which the Corporation is authorized to issue is Fifty-Five Million (55,000,000) shares, consisting of (i) Fifty Million (50,000,000) shares of common stock, par value $0.01 per share (the "Common Stock"), and (ii) Five Million (5,000,000) shares of preferred stock, par value $0.01 per share (the "Preferred Stock").

Except as may be provided by the resolutions of the Board of Directors authorizing the issuance of any class or series of Preferred Stock, cumulative voting by any shareholder is hereby expressly denied.

         No shareholder of the Corporation shall have, by reason of holding shares of any class or series of stock of the Corporation, any preemptive or preferential rights to purchase or subscribe


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for any other shares of any class or series of the Corporation now or hereafter authorized, any other equity securities of the Corporation or any notes, debentures, warrants, bonds or other securities convertible into, or carrying options or warrants to purchase shares of, any class of stock of the Corporation, now or hereafter authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividend or voting rights of such shareholder.

                                    ARTICLE V

                                  COMMON STOCK

         Except as otherwise required by law or as may be provided by the resolutions of the Board authorizing the issuance of any class or series of the Preferred Stock, as hereinabove provided, all rights to vote and all voting power shall be vested exclusively in the holders of the Common Stock.

         Subject to the rights of the holders of the Preferred Stock, the holders of the Common Stock shall be entitled to receive when, as and if declared by the Board, out of funds legally available therefor, dividends and other distributions payable in cash, property, stock (including shares of any class or series of the Corporation, whether or not shares of such class or series are already outstanding) or otherwise.

         Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, and after the holders of the Preferred Stock shall have been paid in full the amounts to which they shall be entitled, if any, or a sum sufficient for such payment in full shall have been set aside, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests, to the exclusion of the holders of the Preferred Stock.

                                   ARTICLE VI

                                 PREFERRED STOCK

         The Preferred Stock may be issued from time to time in one or more classes or series, the shares of each class or series to have such designations and powers, preferences and rights, and qualifications, limitations and restrictions thereof as are stated and expressed herein and in the resolution or resolutions providing for the issue of such class or series adopted by the Board of Directors (the "Board") as hereinafter prescribed.

         Authority is hereby expressly granted to and vested in the Board to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, to determine and take necessary proceedings fully to effect the issuance and redemption of any such Preferred Stock and, with respect to each class or series of the Preferred Stock, to fix and state, by resolution or resolutions from time to time adopted providing for the issuance thereof, the following:

         (i) whether or not the class or series is to have voting rights, full or limited, or is to be without voting rights;

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         (ii) the number of shares to constitute the class or series and the designations thereof;

         (iii) the preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any class or series;

         (iv) whether or not the shares of any class or series shall be redeemable and if redeemable the redemption price or prices, and the time or times at which and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

         (v) whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and if such retirement or sinking fund or funds be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

         (vi) the dividend rate, whether dividends are payable in cash, stock of the Corporation or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of the dividends payable on any other class or classes or series of stock, whether or not such dividend shall be cumulative or noncumulative, and, if cumulative, the date or dates from which such dividends shall accumulate;

         (vii) the preferences, if any, and the amounts thereof that the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

         (viii) whether or not the shares of any class or series shall be convertible into, or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such conversion or exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

         (ix) such other special rights and protective provisions with respect to any class or series as the Board may deem advisable.

         The shares of each class or series of the Preferred Stock may vary from the shares of any other class or series thereof in any or all of the foregoing respects. The Board may increase the number of shares of Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any other class or series. The Board may decrease the number of shares of the Preferred Stock designated for any existing class or series by a resolution, subtracting from such series unissued shares of the Preferred Stock designated for such class or series, and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.

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                                   ARTICLE VII

                               BOARD OF DIRECTORS

         The Corporation's Board shall consist of not less than five (5) members, with the exact number to be fixed from time to time by resolution of the Board to the extent provided below. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director. The Board shall be divided into three classes, Class I, Class II and Class III. The number of directors elected to each class shall be as nearly equal in number as possible. The Board shall designate initially which of the current directors shall serve in each of the classes. Each director in Class I shall serve an initial term to expire at the annual meeting next ensuing, each director in Class II shall serve an initial term to expire one year thereafter and each director in Class III shall serve an initial term to expire two years thereafter, in each case until his or her successor is duly elected and qualified or until his or her earlier resignation, death or removal from office. Upon the expiration of the initial terms of office for each class of directors, the directors of each class shall be elected for a term of three years and to serve until their successors are duly elected and qualified or until their earlier resignation, death or removal from office. The Board shall apportion any increase or decrease in the number of directorships among the classes so as to make the number of directors in each class as nearly equal as possible.

         Whenever any vacancy on the Board shall occur due to death, resignation, retirement, disqualification, removal, increase in the number of directors or otherwise, a majority of directors in office, although less than a quorum of the entire Board, may fill the vacancy or vacancies for the balance of the unexpired term or terms, at which time a successor or successors shall be duly elected by the shareholders and qualified. The Board, by the vote of a majority of the full Board, may in any year between annual meetings of shareholders increase the membership of the Board by not more than two members, and by like vote, appoint qualified persons to fill the vacancies created thereby and designate the class in which they shall serve.

                                  ARTICLE VIII

                            MEETINGS OF SHAREHOLDERS

         Except as otherwise required by law, the Corporation shall not be required to hold a special meeting of shareholders of the Corporation unless, in addition to any other requirements of law, (i) the holders of not less than thirty percent (30%) of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date and deliver to the Corporation's secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held, (ii) the meeting is called by the Board pursuant to a resolution approved by a majority of the entire Board or (iii) the meeting is called by the Chairman of the Board or the Chief Executive Officer. Only business within the purpose or purposes described in the special meeting notice required by the Florida Business Corporation Act may be conducted at a special shareholders' meeting.

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                                   ARTICLE IX

                                     BYLAWS

         Unless otherwise provided by law, the Bylaws of the Corporation may be altered, amended or repealed, in whole or in part, or new Bylaws may be adopted, by the affirmative vote of a majority of the directors in office or the affirmative vote of holders of a majority of the shares entitled to vote on the matter.

                                    ARTICLE X

                                    INDEMNITY

         The Corporation may indemnify, to the full extent permitted by law, any officer, director, employee or agent of the Corporation, or any former officer, director, employee or agent of the Corporation, or any person who at the request of the Corporation is or was serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Notwithstanding the foregoing, a court of competent jurisdiction may not require the Corporation to indemnify a director, officer, employee or agent unless the court determines that (i) such person has acted in good faith or in a manner he/she believed to be in, or not opposed to, the best interest of the Corporation, or (ii) with respect to any criminal action, such person had no reasonable cause to believe his conduct was unlawful.

                                   ARTICLE XI

                           REGISTERED OFFICE AND AGENT

         The street address of the Corporation's registered office shall be 900 Ingraham Building, 25 Southeast 2nd Avenue, Miami, Florida 33131 and the registered agent for the Corporation at such address shall be Murai, Wald, Biondo & Moreno, P.A.

                                   ARTICLE XII

                                    AMENDMENT

         Except as provided herein, these Amended and Restated Articles of Incorporation may be altered, amended or repealed by the shareholders of the Corporation in accordance with the applicable laws of the State of Florida.

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IN WITNESS WHEREOF, the Corporation has caused these Amended and Restated
Articles of Incorporation to be executed by its Chairman of the Board this ____ day of _______________, 199__.

                                                        REPUBLIC BANKING
                                                        CORPORATION OF FLORIDA

                                                        By:
                                                           --------------------
                                                           Oscar Bustillo, Jr.
                                                           President

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